EXHIBIT 99.1

Evolving Systems Reports Fourth Quarter and Year-End 2016 Financial Results

•                  Company builds momentum in Managed Services with four Tier-1 carrier wins in Asia and Latin America

•                  Q4 net income up 19% YOY — $0.11 EPS vs. $0.09; 35th consecutive profitable quarter

•                  Q4 adjusted EBITDA up 12% YOY with 78% gross margins and 34% adjusted EBITDA margins

•                  Full year net income up 4% YOY — $0.29 EPS vs. $0.28

•                  Full year adjusted EBITDA up 38% YOY with 79% gross margins and 32% adjusted EBITDA margins

•                  Full Year Cash flow from operations up 210% to $6.9 million from $2.2 million; Q4 Cash flow from operations increases 301% to $1.4 million from ($0.7 million) last year

ENGLEWOOD Colorado, March 28, 2017 — Evolving Systems, Inc. (NASDAQ: EVOL), a leader in consumer lifecycle engagement, analytics and monetization solutions for connected mobile devices worldwide, today reported financial results for its fourth quarter and full year ended December 31, 2016.

“Our profitability improved in each successive quarter of 2016 as we continue to benefit from our transition to a Managed Services model and LEAN methodologies, which together deliver tremendous economies of scale,” said Thomas Thekkethala, CEO.  “Profitability metrics improved across the board in 2016, highlighted by sharp increases in gross margins, operating income, adjusted EBITDA, and cash flows from operations.

“We closed four Managed Service deals with major carrier customers in Asia and Latin America,” Thekkethala added.  “We won this business in the face of tough competition by combining our best-in-class software solutions with our deep industry expertise and experience to deliver compelling Managed Service offerings that help carriers engage, activate, retain and monetize their subscribers. This is a sea change for our business as we have essentially pivoted from a license sales oriented company to a Managed Service partner that helps carriers accelerate customer acquisition and generate new revenue streams. As anticipated, revenue declined slightly year over year as we transitioned away from the one-time software license model to a recurring revenue model based on Managed Services, which is expected to grow more consistently year over year.”

Fourth Quarter Results

The Company reported net income of $1.3 million, or $0.11 per diluted share, in the fourth quarter — up 19% from net income of $1.1 million, or $0.09 per diluted share, in the fourth quarter a year ago. Gross margins grew to 78% from 73% year over year. Operating income increased 76% to $1.8 million from $1.0 million. Adjusted EBITDA was up 12% to $2.1 million compared to $1.9 million and adjusted EBITDA margins grew to 34% from 26% a year ago.  Cash flow from operations in the fourth quarter increased 301% to $1.4 million from a negative $0.7 million a year ago. Revenue was $6.1 million compared to $7.1 million in 2015 as the Company continued its transition from a software license model to a managed services model.

Full Year Results

Net income in 2016 increased 4% to $3.4 million, or $0.29 per diluted share, from net income of $3.3 million, or $0.28 per diluted share, in 2015.  Gross margins increased to 79% from 75% year over year.  Operating income increased 30% to $5.6 million from $4.3 million.  Adjusted EBITDA grew 38% to $7.9 million versus $5.8 million year over year and adjusted EBITDA margins grew to 32% from 22% over the same period. Cash flow from operations was up 210% to $6.9 million from $2.2 million. Revenue was $24.8 million compared to $25.6 million in 2015.

Cash and cash equivalents at December 31, 2016, were $7.6 million compared to $6.9 million in the third quarter and $8.4 million at 2015 year-end.  Working capital for 2016 was $8.0 million, up from $7.7 million in the third quarter and $3.5 million at 2015 year-end.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time. The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 1-650-521-5176 for international callers.  The conference ID is 90713725.  A telephone replay will be available through April 11, 2017, and can be accessed by calling 1-855-859-2056 or 1-404-537-3406. Conference ID 90713725. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com, click the ‘Investors’ tab and then click the ‘Q4 earnings call’ icon at left. A replay of the Webcast will be accessible at that website through April 11, 2017. The webcast is also available by clicking the following link: http://edge.media-server.com/m/p/4wdfw39g

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance.  Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services for connected mobile devices to over 75 network operators in over 50 countries worldwide. The Company’s portfolio includes market-leading solutions and services for consumer lifecycle engagement (acquisition, activation, upsell, retention) analytics and monetization. Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, India, Malaysia and Romania. For more information please visit www.evolving.com or follow us on Twitter http://twitter.com/EvolvingSystems

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for, and performance of, the Company’s products; the ability to successfully transition to a managed services, recurring revenue model; the ability to sustain sales momentum; and the ability to post quarterly and full year results that are similar to those described in this press release are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 28, 2017; Forms 10-Q, 10-Q/A, 8-K and 8-K/A; press releases and the Company’s website.

Investor Relations

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303.393.7044

jay@pfeifferhigh.com

Evolving Systems Marketing Department

marketing@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
(Unaudited)	2016	2015	2016	2015
Revenue:
License fees	$553	$1,162	$2,873	$3,161
Services	5,564	5,910	21,905	22,415
Total Revenue	6,117	7,072	24,778	25,576
Costs of revenue and operating expenses:
Costs of revenue, excluding depreciation and amortization	1,326	1,875	5,297	6,449
Sales and marketing	1,158	1,409	4,965	5,844
General and administrative	1,082	1,060	3,855	4,003
Product development	529	960	3,014	3,847
Depreciation	54	37	259	314
Amortization	195	195	783	266
Restructuring	3	533	1,010	533
Total costs of revenue and operating expenses	4,347	6,069	19,183	21,256
Income from operations	1,770	1,003	5,595	4,320
Other income (expense):
Interest income	2	4	6	18
Interest expense	(75)	(112)	(340)	(121)
Other income	183	—	183	—
Foreign currency exchange loss	(44)	212	(552)	(6)
Other expense, net	66	104	(703)	(109)
Income from operations before income taxes	1,836	1,107	4,892	4,211
Income tax expense	549	21	1,457	915
Net income	$1,287	$1,086	$3,435	$3,296
Basic income per common share	$0.11	$0.09	$0.29	$0.28
Diluted income per common share	$0.11	$0.09	$0.29	$0.28
Weighted average basic shares outstanding	11,907	11,740	11,845	11,693
Weighted average diluted shares outstanding	11,940	11,927	11,961	11,935

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$7,614	$8,400
Contract receivables, net	5,867	7,727
Unbilled work-in-progress	3,376	4,158
Prepaid and other current assets	1,553	1,459
Total current assets	18,410	21,744
Property and equipment, net	546	560
Amortizable intangible assets, net	4,200	4,983
Goodwill	20,599	23,142
Total assets	$43,755	$50,429
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$1	$5
Revolving line of credit	—	10,000
Term loan — current	1,997	—
Accounts payable and accrued liabilities	4,274	4,607
Income taxes payable	617	324
Unearned revenue	3,532	3,330
Total current liabilities	10,421	18,266
Long-term liabilities:
Capital lease obligations, net	—	1
Term loan, net	4,000	—
Total liabilities	14,421	18,267
Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	97,744	97,418
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(9,992)	(5,999)
Accumulated deficit	(57,177)	(58,016)
Total stockholders’ equity	29,334	32,162
Total liabilities and stockholders’ equity	$43,755	$50,429

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Non-GAAP net income and income per share:
GAAP net income	$1,287	$1,086	$3,435	$3,296
Amortization of intangible assets	195	195	783	266
Stock-based compensation expense	61	88	259	317
Restructuring	3	533	1,010	533
Income tax adjustment for non-GAAP*	(96)	(224)	(696)	(324)
Non-GAAP net income	$1,450	$1,678	$4,791	$4,088

Diluted net income per share:
GAAP	$0.11	$0.09	$0.29	$0.28
Non-GAAP	$0.12	$0.14	$0.40	$0.34
Shares used to compute diluted EPS	11,940	11,927	11,961	11,935

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Adjusted EBITDA:
Net income	$1,287	$1,086	$3,435	$3,296
Depreciation	54	37	259	314
Amortization of intangible assets	195	195	783	266
Stock-based compensation expense	61	88	259	317
Restructuring	3	533	1,010	533
Interest expense and other (benefit), net	(66)	(104)	703	109
Income tax expense	549	21	1,457	915
Adjusted EBITDA	$2,083	$1,856	$7,906	$5,750

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.